UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to §240.14a-12

Tandy Brands Accessories, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee paid previously with preliminary materials.

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TANDY BRANDS ACCESSORIES, INC.
690 East Lamar Blvd., Suite 200
Arlington, Texas 76011
IMPORTANT NOTICE FROM YOUR BOARD OF DIRECTORS
September 3, 2008
Dear Fellow Stockholder:
In a few weeks, we will be sending you a detailed proxy statement and a white proxy card for our annual meeting of stockholders scheduled for October 30, 2008. We have been informed that NSL Capital Management, LLC (“NSL”) intends to nominate two individuals for election to our Board of Directors with the intention of launching a hostile and costly proxy contest with respect to such election. As a result, you may also receive proxy solicitation materials and a proxy card from NSL seeking your vote to elect its slate of nominees to your Company’s Board of Directors.
YOUR BOARD OF DIRECTORS OPPOSES NSL’S PROXY SOLICITATION AND
STRONGLY URGES YOU NOT TO SIGN OR RETURN ANY PROXY CARD SENT TO
YOU BY NSL.
Your Board of Directors recommends instead that you carefully review the Company’s proxy statement, which will be mailed to you within the next few weeks, and that you demonstrate your support for experienced and qualified nominees by signing, dating and mailing the white proxy card that will be mailed to you along with your Company’s proxy statement.
DO NOT BE RUSHED INTO A VOTING DECISION WITHOUT HAVING ALL THE NECESSARY FACTS.
Your Board of Directors is committed to returning value to our stockholders in this very difficult retail environment and the Company has taken steps and initiated plans which we believe will result in positive results for the Company. The Company has made strong moves with respect to corporate governance and has made significant financial adjustments in light of the current retail environment and market forces facing the Company. Now is not the time for unqualified and inexperienced leadership.
Thank you for your attention and cooperation.
On behalf of the Board of Directors:

/s/ J.S.B. Jenkins	/s/ W. Grady Rosier

J.S.B. Jenkins	W. Grady Rosier
Chairman of the Board, President and	Lead Independent Director
Chief Executive Officer

SUPPLEMENTAL INFORMATION
Under applicable regulations of the Securities and Exchange Commission, the Company and our directors and executive officers may be deemed to be participants in the solicitation of proxies from our stockholders in favor of the proposals to be presented by our Company at the annual meeting. These directors and executive officers include the following:

Beneficial Ownership of
Common Stock of
Name of Director/Executive Officer	Tandy Brands Accessories, Inc.(1)
James F. Gaertner, Ph.D.	57,420
Roger R. Hemminghaus	55,775
J.S.B. Jenkins (2)	813,608
George C. Lake	17,200
Colombe M. Nicholas	26,545
W. Grady Rosier	17,900
Gene Stallings	33,816
William D. Summitt (3)	83,581
David Lawhon (4)	37,458
M.C. Mackey (4)	8,245
Jane A. Batts (4)	13,916
Total:	1,165,464

(1)
Includes shares of our common stock directly or indirectly held by such individuals as of September 1, 2008, as well as any shares of common stock underlying options held by such individuals which are exercisable as of September 1, 2008 or 60 days after such date.

(2)
Includes shares held indirectly pursuant to our employees investment plan and stock purchase program. Does not include phantom stock units held indirectly through our benefit restoration plan and does not include 47,119 shares held by certain irrevocable family trusts in which Mr. Jenkins has no beneficial interest.

(3)	Includes 69,221 shares held by Golconda Capital Portfolio L.P. Mr. Summitt is the Managing Member of Golconda Capital Management, LLC, the general partner of Golconda Capital Portfolio L.P.

(4)
Includes shares held indirectly pursuant to our employees investment plan, if any, and stock purchase program. Does not include phantom stock units, if any, held indirectly through our benefit restoration plan.

In connection with our upcoming annual meeting of stockholders, we plan to file a proxy statement with the Securities and Exchange Commission. YOU ARE URGED TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of the proxy statement and other material (when available) and any other documents that may be filed by our Company with the Securities and Exchange Commission in connection with the annual meeting at the Securities and Exchange Commission’s web site at www.sec.gov. Stockholders of our Company may also obtain free copies of the proxy statement and other documents filed by our Company in connection with the annual meeting by directing a request to: 690 East Lamar Blvd., Suite 200, Arlington, Texas 76011, Attention: Assistant Secretary.
SOLICITATION; EXPENSES
In addition to the use of the mails, proxies may be solicited by personal interview, telephone, electronic mail or other means by our directors and executive officers who will not be specially compensated for these services. The entire expense of preparing, assembling, printing and mailing this proxy solicitation and related materials and the cost of soliciting proxies will be borne by our Company. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held of record by such brokers, nominees, custodians and other fiduciaries. We will reimburse such persons for their reasonable expenses in connection therewith.